CENTRAL EUROPEAN MEDIA ENTERPRISES TO COLLECT $355 MILLION OR MORE THAN $26 PER SHARE

Svea Court of Sweden Upholds Tribunal's Award

Against the Czech Republic

Czech Republic Denied Further Appeals

CME awarded $4.2 million in additional costs

Hamilton, Bermuda - May 15, 2003 - Central European Media Enterprises Ltd. (CME) (NASDAQ:CETV) today announced that the Swedish Court has upheld an International Arbitration Tribunal's Award in the CME vs. Czech Republic arbitration proceedings and refused to grant the Czech Republic further right of appeal.

Pursuant to an agreement between CME and the Czech Republic, the award of $354,943,542 including interest, which was placed into an escrow account on April 4, 2003 by the Czech Republic, will be paid to CME by the escrow agent together with interest by May 19, 2003. The escrow account bears a variable interest rate of approximately 1.2 percent. The payment is equivalent to more than $26 per share on a fully diluted basis.

As described in CME's 10K and 10Q, the Dutch tax authorities have taken the view that the entire award is taxable at a rate of 34.5% or $121 million. CME has been advised that no portion of this award should be taxable and is working with the Dutch tax authorities in an effort to resolve this matter. Even if some or all of the award is determined by the Dutch court to be taxable, certain losses from prior years may significantly reduce the total amount to be paid. The amount of any tax liability with regard to this award will therefore be reduced by an estimated $45 million dollars as the result of prior years' losses. As a result CME will treat $77 million of this award as restricted cash until it reaches a resolution with the Dutch Tax authorities. "In our view the Dutch tax authorities position is the equivalent to imposing double taxation," said Fred Klinkhammer, Vice-Chairman and CEO of CME.

Commenting on today's announcement, Fred Klinkhammer, said: "Today CME and its management turn our full attention to developing our current station group and selectively expanding through measured development and selected acquisitions. CME will soon be debt free and without the burden of the legal and other costs related to the Czech Arbitration. As a result, CME should be profitable this year and have significant borrowing capacity, as well as a market leading station group and highly developed skills and knowledge of how to prosper in Central European Broadcasting.

"While overshadowed by the arbitration, during the past four years we have worked closely with our local partners to maximize the value of CME's current assets. All of our stations are generating positive cash flows, supported by market leading ratings, revenue growth, and strict cost controls. Our margins are among the highest of all European TV broadcasters. With the close of the arbitration proceedings, our healthy operating fundamentals will become fully visible, as our legal costs subside and interest expense is reduced.

"CME's Czech subsidiary CNTS continues to seek justice in the Czech Court systems for certain amounts due to it from CET-21, and Vladimir Zelezny as well as a ruling upholding the exclusive business arrangement between CME's CNTS and CET-21. To date the Czech legal system has denied justice by delaying justice. This legal system foot dragging is aiding CET-21 and its owners while harming CME and the citizens of the Czech Republic. Had the Czech Republic's legal system acted in a timely way the amount of money paid by the Czech Republic today would have been greatly reduced and both the citizens of the Czech Republic and CME's shareholders would have been better served."

An International Arbitration Tribunal issued a Final Award in favor of CME in its proceedings against the Czech Republic on March 14, 2003. CME was awarded $269,814,000 together with $1,007,749.81 of costs from the Partial Final Award of September 13, 2001 plus interest at 10 percent calculated from February 23, 2000 on the Final Award, and from September 14, 2001 on the Partial Award legal costs. CME and the Czech Republic announced an agreement on March 31, 2003 by which the Czech Republic would deposit the amount of the award in an escrow account if CME agreed not to pursue collection while the Svea court decision was pending and to accept the escrow account's interest rate of 1.2 percent instead of 10 percent once the escrow account was funded. The $354,943,542 award represents the full amount of the awards plus 10 percent interest through April 4, 2003, the date on which the escrow account was funded.

This press release contains forward-looking statements, including statements regarding the actual receipt of the monies from escrow and the impact of any Dutch tax. For these statements and all other forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, affecting the financial position, results of operations and cash flows of the Company, could differ materially from those described in or contemplated by the forward-looking statements.

This press release should be read in conjunction with the Central European Media Enterprises Ltd. Form 10-K and 10KA for the year ending 31st December 2002 and the company's 10Q for the period ending March 31, 2003. The Company's SEC filings are available at www.sec.gov.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations in four countries reaching an aggregate of approximately 70 million people. The Company's television stations are located in Romania (PRO TV, Acasa), Slovenia (POP TV, Kanal A), Slovakia (Markiza TV) and Ukraine (Studio 1+1). CME is traded on the NASDAQ under the ticker symbol "CETV".

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For additional information on CME, please visit www.cetv-net.com or contact:

United States: Michael Smargiassi (Investors) Chris Plunkett (Press) Brainerd Communicators, Inc. +212-986-6667	Czech Republic: Michal Donath +420-602-222-128	United Kingdom Gerry Buckland (Press) +44-777-486-0011